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                    FLAG INVESTORS COMMUNICATIONS FUND, INC.
                             ARTICLES SUPPLEMENTARY


         FLAG INVESTORS COMMUNICATIONS FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:



                  FIRST: The Corporation's Board of Directors in accordance with
         Section 2-105(c) of the Maryland General Corporation Law at a meeting duly convened and held on September 28,1998 has adopted a resolution designating a new class of shares and increasing the total number of shares of capital stock which the Corporation has the authority to issue to one hundred million (100,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of one hundred thousand dollars ($100,000.00), all of which shares are designated as follows: sixty million (60,000,000) shares are designated "Flag Investors Communications Fund Class A Shares" (the "Class A Shares"), five million (5,000,000) shares are designated "Flag Investors Communications Fund Class B Shares" (the "Class B Shares"), fifteen million (15,000,000) shares are designated "Flag Investors Communications Fund Class C Shares) (the "Class C Shares"), three million (3,000,000) shares are designated "Flag Investors Communications Fund Class D Shares (the "Class D Shares"), fifteen million (15,000,000) shares are designated "Flag Investors Communications Fund Institutional Shares" (the "Institutional Shares") and two million (2,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase in authorized shares and the designation of the Class C Shares pursuant to these Articles Supplementary, the Corporation was authorized to issue eighty-five million (85,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of eighty-five thousand dollars ($85,000.00), of which sixty million (60,000,000) shares were designated "Flag Investors Communications Fund Class A Shares", five million (5,000,000) shares were designated "Flag Investors Communications Fund Class B Shares", three million (3,000,0000) shares were designated "Flag Investors Communications Fund Class D Shares", fifteen million (15,000,000) shares were designated "Flag Investors Communications Fund Institutional Shares" and two million (2,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.




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         IN WITNESS WHEREOF, Flag Investors Communications Fund, Inc. has caused these Articles Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 28th day of September, 1998.

[CORPORATE SEAL]

                                    FLAG INVESTORS COMMUNICATIONS FUND, INC.

                                                 By: /s/Harry Woolf
                                                     ------------------
                                                     Harry Woolf
                                                     President

Attest: /s/Amy M. Olmert
        ----------------
         Amy M. Olmert
         Secretary


         The undersigned, President of FLAG INVESTORS COMMUNICATIONS FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                   /s/Harry Woolf
                                   -----------------
                                   Harry Woolf
                                   President